EXHIBIT 99.1

UPC Holding Reports Third Quarter 2013 Results

Amsterdam, the Netherlands November 6, 2013: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2013. UPC Holding is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release has been posted to Liberty Global's website (www.libertyglobal.com). In addition, UPC Holding's unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of November 2013.

Financial and operating highlights for the three and nine months ended September 30, 2013, as compared to the results for the same periods last year (unless noted), include:

•	Organic RGU[1] additions of 135,000 in Q3 2013, up 10% year-over-year

◦	Led by improved year-over-year performances in Chile and the Netherlands

◦	Launched Horizon TV in Ireland during Q3, bringing our aggregate Horizon TV subscriber base to more than 340,000 through October 2013

•	Q3 RGU additions increased by more than 90% as compared to Q2 2013 additions of 69,000, reflecting improved sequential performance in seven of our nine European markets

◦	Strengthened our triple-play offers with higher broadband speeds

•	Generated Q3 and YTD revenue of €1.06 billion and €3.22 billion, respectively

◦	Reflecting rebased[2] growth of 1% and 2%, respectively

•	Reported Operating Cash Flow (“OCF”)[3] of €520 million for Q3 and €1.53 billion YTD

◦	Representing a rebased decline of 1% in Q3 and growth of 1% YTD

•	Operating income of €266 million for Q3 and €769 million YTD

•	Minimal near-term maturities, with less than 15% of third-party debt due before 2019

Financial Results

For the three and nine months ended September 30, 2013, our reported revenue decreased 2% to €1.06 billion and increased 1% to €3.22 billion, respectively, as compared to the corresponding prior year periods. Our reported change for both periods was adversely impacted by foreign currency ("FX") movements. Adjusting for both the impact of FX and acquisitions, we achieved year-over-year rebased revenue growth of 1% and 2% for the three- and nine-month 2013 periods, respectively.

With respect to our Q3 rebased revenue growth, our European operations ("UPC Europe"), which accounted for 83% of our Q3 revenue, delivered flat year-over-year growth, consisting of a 1% increase in Western Europe and a 1% decline in Central and Eastern Europe ("CEE"). In Western Europe, our two largest markets, Switzerland and the Netherlands, largely offset each other during the quarter, as our Swiss business generated 4% rebased growth, while our Dutch operation posted a 4% decline. Moving beyond Europe, our Chilean business ("VTR") had the strongest quarter overall for UPC Holding. VTR posted rebased revenue growth of 7% in Q3 driven by nearly 175,000 advanced service4 RGU gains in the last twelve months.

As compared to the corresponding prior year periods, our reported OCF declined by 3% to €520 million for Q3 and remained flat at €1.53 billion YTD. After adjusting for both FX and acquisitions, our year-over-year rebased OCF growth declined by 1% and increased by 1% for the three and nine months ended September 30, 2013, respectively. Geographically, our third quarter rebased result consisted of 6% OCF growth in Chile and a decline of 2% at UPC Europe, as Western Europe's rebased growth of 1% was more than offset by a rebased OCF decline of 7% in CEE.

Similar to revenue, our Swiss and Dutch OCF results in Western Europe largely offset each other. Of particular note, our Swiss business achieved its strongest quarter in more than four years, with 10% year-over-year rebased OCF growth, helped by a continued focus on cost containment, favorable phasing of its marketing spend and a combination of volume and ARPU5 growth. Conversely, Q3 was difficult from an OCF perspective for the Netherlands, reflecting the continued impact of strong competition on our volume growth over the last year. However, we did achieve sequential improvements in the Netherlands' subscriber performance and local currency OCF from Q2 to Q3.

During the third quarter, the rebased OCF of CEE declined 7% year-over-year. This was driven in part by the challenging competitive landscape across the region, especially in Poland and the Czech Republic, while over one-third of the decline was due to a €3 million nonrecurring adjustment related to the reassessment of a programming-related contingency in Poland. Partially offsetting the decline, our three remaining CEE markets, led by Hungary, accounted for modest rebased OCF growth on a combined basis during the quarter.

For the three and nine months ended September 30, 2013, we reported consolidated OCF margins6 of 48.8% and 47.6%, respectively. These margins reflect contraction of 90 basis points and 70 basis points, respectively, as compared to our OCF margins for the corresponding 2012 periods. Our operations in the Netherlands and CEE, as noted above, as well as our higher OCF deficit in central and other, reflecting in part our investment in centralization and product development, were key factors in our year-over-year OCF margin declines.

We reported property and equipment additions7 of €231 million or 22% of revenue for Q3, as compared to €215 million or 20% of revenue for the corresponding prior year period. Similarly, our YTD 2013 additions to property and equipment were €753 million or 23% of revenue versus €667 million or 21% of revenue for the comparative 2012 period. The increase in property and equipment additions in both absolute and percentage terms for both periods was due primarily to higher expenditures on customer premises equipment, partly driven by our Horizon TV roll-out, and support capital investments, mainly as a result of our unlimited software licenses arrangement in Q2 and product development.

From a geographical perspective, UPC Europe's additions to property and equipment as a percentage of revenue amounted to 24% for the nine months ended September 30, 2013, while VTR reported 20% for the same period. For full-year 2013, we expect our property and equipment additions as a percentage of revenue to range from 23-25% for UPC Europe and 19-21% for VTR.

Subscriber Statistics

At September 30, 2013, we provided a total of 19.0 million services, consisting of 9.1 million video, 5.6 million broadband internet and 4.2 million telephony subscriptions, to our 10.1 million unique customers. During Q3 2013, we increased total RGUs by 140,000, driven by 135,000 organic RGU additions and a small in-market acquisition in Switzerland.

Our third quarter organic RGU additions of 135,000 reflect growth of 10% and 96% over our subscriber gains of 123,000 in Q3 2012 and 69,000 in Q2 2013, respectively. From a product perspective, this improved performance in both periods was due largely to our low video attrition of 21,000 during the quarter, which was our best third quarter result in seven years. This result was driven in part by 12,000 video additions in Chile, and improved churn in CEE and in the Netherlands.

We successfully launched Horizon TV, our next-generation platform, in Ireland in mid-August, our third UPC Europe market. Through the end of October 2013, we had over 340,000 Horizon TV subscribers in the Netherlands, Switzerland and Ireland, with each market accounting for over 200,000, 110,000 and 30,000 subscribers, respectively.

Rounding out our advanced services growth, we added 155,000 combined broadband internet and telephony RGUs during Q3, consisting of 78,000 broadband internet and 77,000 telephony RGUs. On a combined basis, our largest contributors in terms of RGU additions were the Netherlands with 27,000, Romania and Ireland each with 22,000 and Switzerland with 21,000. During the quarter, we further differentiated our product offers by increasing our core and top-bundle speeds in markets like the Netherlands, Ireland, Austria, Hungary and Czech Republic. As a result, many of our UPC Europe markets have their core triple-play bundle broadband speed at 100 Mbps or higher, which should enable us to further grow broadband penetration8 in Europe from our current 33% level.

From a geographical standpoint, we added 56,000 RGUs in Western Europe, 49,000 RGUs in CEE, and 29,000 RGUs in Chile during Q3 2013. Two key performers from CEE during the quarter were Hungary and Romania, as each operation added 29,000 RGUs. Also of note in the quarter was our performance in the Netherlands, as we added 8,000 RGUs, our best result since Q2 2012. Although the market remains highly competitive, this positive result reflects, among other things, the successful September 2013 introduction of our new core triple-play bundle with a market-leading 120 Mbps broadband speed.

Summary of Third-Party Debt and Cash and Cash Equivalents

At September 30, 2013, we reported €9.7 billion of third-party debt and €69 million of cash and cash equivalents. Our reported debt decreased by €79 million as compared to June 30, 2013. This decrease in carrying value was mainly attributable to the weakening of the U.S. dollar relative to the euro during the quarter, partially offset by an increase in our vendor financing obligations. The fully-swapped borrowing cost9 of our third-party debt remained at approximately 8.0% at the end of Q3 2013.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:10

	September 30,	June 30,
	2013	2013
	in millions

UPC Broadband Holding Bank Facility	€4,137.6	€4,191.0
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.9	496.8
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	739.0	768.9
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	554.3	576.7
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	554.3	576.7
UPC Holding 9.875% Senior Notes due 2018	281.5	292.2
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	595.0	594.9
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	286.0	284.5
Other debt, including vendor financing and capital lease obligations	249.4	191.5
Total third-party debt	€9,734.0	€9,813.2

Cash and cash equivalents	€69.4	€63.1

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at September 30, 2013:

			As of September 30, 2013
Facility	Final maturity	Interest rate	Facility Amount[11]	Unused borrowing capacity	Carrying value[12]

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€111.0	—	111.0
Facility S	Dec. 31, 2016	E + 3.75%	€545.5	—	545.5
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	739.0
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	554.3
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	554.3
Facility AE	Dec. 31, 2019	E + 3.75%	€602.5	—	602.5
Facility AF	Jan. 31, 2021	L + 3.00%[13]	$500.0	—	365.8
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,550.9
Facility AH	June 30, 2021	L + 2.50%[14]	$1,305.0	—	961.9
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	1,016.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,097.6)
Total				€1,046.2	€4,137.6

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower under the UPC Broadband Holding Bank Facility, which we guarantee. As of September 30, 2013, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and AI of the UPC Broadband Holding Bank Facility of €1,046 million, of which we expect to be able to borrow approximately €432 million upon completion of our third quarter compliance reporting and assuming no change from September 30, 2013 borrowing levels.

Based on the results for the quarter ended September 30, 2013 and subject to the completion of our third quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.73x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.81x.15

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 10 countries that connected 10 million customers subscribing to 19 million television, broadband internet and telephony services at September 30, 2013.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our operating momentum and 2013 prospects, including our expectations for property and equipment additions as a percentage of revenue, organic RGU and ARPU per customer growth, the penetration of our advanced services, increased broadband speeds and acceptance of our product bundles; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to satisfy regulatory conditions associated with our acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins, impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in Liberty Global's and its predecessor's filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2013 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our September 30, 2013 unaudited condensed consolidated financial statements prior to the end of November 2013, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]	Please see page 8 for supplemental information on rebased growth.

[3]	Please see page 11 for our definition of operating cash flow and a reconciliation to operating income.

[4]	Advanced service RGUs represent our services related to digital video, including digital cable and direct-to-home satellite (“DTH”), broadband internet and telephony.

[5]
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods ended prior to January 1, 2013 have not been restated to reflect the April 1, 2013 change in our reporting of DSL internet and telephony RGUs in Austria, which we no longer include in our ARPU calculations.

[6]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[7]	Additions to property and equipment include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

[8]	Broadband penetration is calculated by dividing the number of broadband internet RGUs by two-way homes passed.

[9]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[10]
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“U.S. GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

[11]	Except as described in note 10 above, amounts represent total third-party commitments at September 30, 2013 without giving effect to the impact of discounts.

[12]	Facilities AF, AG and AH carrying values include the impact of discounts.

[13]	The Facility AF interest rate includes a LIBOR floor of 1.00%.

[14]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[15]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2013, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. At September 30, 2013, our operating segments in UPC Europe provided broadband communications services in nine European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within UPC Europe. VTR provides video, broadband internet and telephony services in Chile.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in our rebased amounts for the three and nine months ended September 30, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2013 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2013. The acquired entity that has been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2012 includes one small entity in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2012 include four small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary, unaudited and subject to possible adjustments in connection with the publication of UPC Holding's September 30, 2013 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€230.4	€239.9	€(9.5)	(4.0)	(4.0)
Switzerland	250.6	246.1	4.5	1.8	4.3
Other Western Europe	168.7	166.1	2.6	1.6	1.6
Total Western Europe	649.7	652.1	(2.4)	(0.4)	0.5
Central and Eastern Europe	210.6	218.7	(8.1)	(3.7)	(1.1)
Central and other	25.3	22.8	2.5	11.0	*
Total UPC Europe	885.6	893.6	(8.0)	(0.9)	0.4
Chile (VTR)	179.0	187.0	(8.0)	(4.3)	6.5
Total	€1,064.6	€1,080.6	€(16.0)	(1.5)	1.3

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€700.9	€713.4	€(12.5)	(1.8)	(1.8)
Switzerland	745.4	728.8	16.6	2.3	4.5
Other Western Europe	505.4	490.1	15.3	3.1	3.1
Total Western Europe	1,951.7	1,932.3	19.4	1.0	1.8
Central and Eastern Europe	644.0	647.1	(3.1)	(0.5)	—
Central and other	75.0	67.1	7.9	11.8	*
Total UPC Europe	2,670.7	2,646.5	24.2	0.9	1.6
Chile (VTR)	549.6	533.5	16.1	3.0	5.7
Total	€3,220.3	€3,180.0	€40.3	1.3	2.3

* - Omitted

Operating Cash Flow	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€133.0	€146.9	€(13.9)	(9.5)	(9.5)
Switzerland	151.4	141.0	10.4	7.4	9.9
Other Western Europe	85.9	82.6	3.3	4.0	4.1
Total Western Europe	370.3	370.5	(0.2)	(0.1)	0.9
Central and Eastern Europe	99.7	109.9	(10.2)	(9.3)	(6.6)
Central and other	(31.4)	(28.4)	(3.0)	(10.6)	*
Total UPC Europe	438.6	452.0	(13.4)	(3.0)	(1.6)
Chile (VTR)	80.9	85.1	(4.2)	(4.9)	5.7
Total	€519.5	€537.1	€(17.6)	(3.3)	(0.5)

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€403.9	€425.4	€(21.5)	(5.1)	(5.1)
Switzerland	434.2	415.6	18.6	4.5	6.7
Other Western Europe	246.1	232.4	13.7	5.9	5.9
Total Western Europe	1,084.2	1,073.4	10.8	1.0	1.8
Central and Eastern Europe	309.5	320.1	(10.6)	(3.3)	(2.6)
Central and other	(104.4)	(88.1)	(16.3)	(18.5)	*
Total UPC Europe	1,289.3	1,305.4	(16.1)	(1.2)	(0.4)
Chile (VTR)	242.9	231.6	11.3	4.9	7.7
Total	€1,532.2	€1,537.0	€(4.8)	(0.3)	0.8

* - Omitted

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	in millions
Total segment operating cash flow	€519.5	€537.1	€1,532.2	€1,537.0
Share-based compensation expense	(6.5)	(5.4)	(15.8)	(14.1)
Depreciation and amortization	(245.1)	(272.8)	(756.2)	(790.8)
Related-party fees and allocations, net	1.2	11.1	11.4	16.2
Impairment, restructuring and other operating items, net	(3.6)	0.8	(2.2)	(2.3)
Operating income	€265.5	€270.8	€769.4	€746.0

Property and Equipment Additions and Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
UPC Europe:	in millions, except % amounts

The Netherlands	€41.0	€33.0	€138.9	€120.6
Switzerland	33.8	45.7	128.7	129.1
Other Western Europe	27.3	26.3	82.3	83.0
Total Western Europe	102.1	105.0	349.9	332.7
Central and Eastern Europe	46.1	42.5	139.4	122.7
Central and other	55.0	28.7	155.8	85.0
Total UPC Europe	203.2	176.2	645.1	540.4
Chile (VTR)	27.3	38.9	107.6	126.7
Total UPC Holding	€230.5	€215.1	€752.7	€667.1

Total Property and Equipment Additions as % of Revenue:
UPC Europe	22.9%	19.7%	24.2%	20.4%
Chile (VTR)	15.3%	20.8%	19.6%	23.7%
Total UPC Holding	21.7%	19.9%	23.4%	21.0%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	in millions
Customer premises equipment	€105.5	€96.5	€341.1	€308.6
Scalable infrastructure	45.2	38.1	129.1	115.3
Line extensions	17.8	25.4	72.8	73.3
Upgrade/rebuild	20.0	20.4	55.1	56.5
Support capital	42.0	34.7	154.6	113.4
Property and equipment additions	230.5	215.1	752.7	667.1
Assets acquired under capital-related vendor financing arrangements[1]	(54.6)	(44.6)	(88.5)	(111.8)
Assets acquired under capital leases[1]	(1.1)	(0.7)	(2.2)	(1.4)
Assets contributed by parent company[2]	(6.5)	(6.5)	(16.9)	(6.5)
Changes in current liabilities related to capital expenditures (including related-party amounts)	91.7	4.6	(39.7)	10.3
Capital expenditures	€260.0	€167.9	€605.4	€557.7

Total Capital Expenditures:
UPC Europe	€225.6	€129.8	€505.5	€434.6
Chile (VTR)	34.4	38.1	99.9	123.1
Total UPC Holding	€260.0	€167.9	€605.4	€557.7
_____________________________

[1]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated statements of cash flows.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2013, June 30, 2013 and September 30, 2012:

	September 30, 2013	June 30, 2013	September 30, 2012	Q3’13 / Q2'13 (% Change)	Q3’13 / Q3’12 (% Change)
Total RGUs
Video	9,145,000	9,158,200	9,294,500	(0.1%)	(1.6%)
Broadband Internet	5,637,100	5,560,200	5,343,800	1.4%	5.5%
Telephony	4,188,200	4,111,700	3,865,000	1.9%	8.4%
UPC Holding Consolidated	18,970,300	18,830,100	18,503,300	0.7%	2.5%

Total Customers
Total Single-Play Customers	4,839,400	4,915,000	5,269,700	(1.5%)	(8.2%)
Total Double-Play Customers	1,788,000	1,813,300	1,953,300	(1.4%)	(8.5%)
Total Triple-Play Customers	3,518,300	3,429,500	3,109,000	2.6%	13.2%
UPC Holding Consolidated	10,145,700	10,157,800	10,332,000	(0.1%)	(1.8%)

% Double-Play Customers
UPC Europe	17.2%	17.4%	18.7%	(1.1%)	(8.0%)
Chile (VTR)	20.8%	20.9%	20.5%	(0.5%)	1.5%
UPC Holding Consolidated	17.6%	17.9%	18.9%	(1.7%)	(6.9%)

% Triple-Play Customers
UPC Europe	33.1%	32.1%	28.0%	3.1%	18.2%
Chile (VTR)	46.7%	46.5%	46.7%	0.4%	—
UPC Holding Consolidated	34.7%	33.8%	30.1%	2.7%	15.3%

RGUs per Customer Relationship
UPC Europe	1.83	1.82	1.75	0.5%	4.6%
Chile (VTR)	2.14	2.14	2.14	—	—
UPC Holding Consolidated	1.87	1.85	1.79	1.1%	4.5%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended September 30,			FX Neutral
	2013	2012	% Change	% Change[4]
UPC Europe	€29.13	€28.71	1.5%	2.8%
Chile (VTR)	CLP 31,382	CLP 30,854	1.7%	1.7%
UPC Holding Consolidated	€31.19	€31.15	0.1%	3.1%
____________________

[3]	Please see page 7 for information on ARPU.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – September 30, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

UPC Europe:
The Netherlands(11)	2,833,600	2,820,200	1,655,100	3,682,900	551,800	1,101,500	—	—	1,653,300	1,053,600	976,000
Switzerland(11)	2,129,000	1,861,700	1,469,700	2,525,100	809,400	621,000	—	—	1,430,400	647,400	447,300
Austria	1,321,600	1,305,600	641,200	1,291,000	184,300	341,200	—	—	525,500	424,000	341,500
Ireland	860,200	746,100	534,700	1,040,000	54,000	336,700	—	40,200	430,900	330,000	279,100
Total Western Europe	7,144,400	6,733,600	4,300,700	8,539,000	1,599,500	2,400,400	—	40,200	4,040,100	2,455,000	2,043,900
Poland	2,699,800	2,585,100	1,434,500	2,655,400	427,800	823,000	—	—	1,250,800	888,400	516,200
Hungary	1,535,800	1,520,400	1,043,400	1,825,000	267,500	361,800	261,600	—	890,900	506,700	427,400
Romania	2,262,100	2,034,200	1,160,400	1,778,800	380,900	456,600	317,500	—	1,155,000	360,900	262,900
Czech Republic	1,355,200	1,249,800	727,300	1,188,000	78,000	381,900	105,800	—	565,700	437,900	184,400
Slovakia	497,700	470,900	285,600	425,600	64,800	129,700	62,200	700	257,400	107,500	60,700
Total CEE	8,350,600	7,860,400	4,651,200	7,872,800	1,219,000	2,153,000	747,100	700	4,119,800	2,301,400	1,451,600
Total UPC Europe	15,495,000	14,594,000	8,951,900	16,411,800	2,818,500	4,553,400	747,100	40,900	8,159,900	4,756,400	3,495,500

Chile (VTR)	2,905,600	2,383,700	1,193,800	2,558,500	140,600	844,500	—	—	985,100	880,700	692,700

Grand Total	18,400,600	16,977,700	10,145,700	18,970,300	2,959,100	5,397,900	747,100	40,900	9,145,000	5,637,100	4,188,200

	Subscriber Variance Table – September 30, 2013 vs. June 30, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

UPC Europe:
The Netherlands(11)	2,800	3,000	(19,300)	7,000	(26,300)	7,500	—	—	(18,800)	11,000	14,800
Switzerland(11)	38,100	20,400	4,400	25,100	1,200	4,000	—	—	5,200	11,300	8,600
Austria	3,900	3,900	400	11,500	(2,000)	400	—	—	(1,600)	5,700	7,400
Ireland	(1,400)	1,500	(1,000)	18,400	(2,900)	1,200	—	(1,800)	(3,500)	8,700	13,200
Total Western Europe	43,400	28,800	(15,500)	62,000	(30,000)	13,100	—	(1,800)	(18,700)	36,700	44,000
Poland	15,200	24,200	(15,000)	(1,600)	(34,200)	13,500	—	—	(20,700)	8,400	10,700
Hungary	4,400	4,400	6,600	29,300	(9,100)	11,200	7,700	—	9,800	7,900	11,600
Romania	6,800	65,800	6,700	29,100	(15,100)	13,900	7,900	—	6,700	11,200	11,200
Czech Republic	5,300	8,200	(4,500)	(4,500)	6,300	(7,700)	1,200	—	(200)	(900)	(3,400)
Slovakia	1,000	4,400	(1,300)	(3,100)	(6,400)	500	3,800	—	(2,100)	—	(1,000)
Total CEE	32,700	107,000	(7,500)	49,200	(58,500)	31,400	20,600	—	(6,500)	26,600	29,100
Total UPC Europe	76,100	135,800	(23,000)	111,200	(88,500)	44,500	20,600	(1,800)	(25,200)	63,300	73,100

Chile (VTR)	18,200	22,400	10,900	29,000	(7,100)	19,100	—	—	12,000	13,600	3,400

Grand Total	94,300	158,200	(12,100)	140,200	(95,600)	63,600	20,600	(1,800)	(13,200)	76,900	76,500

Organic Change Summary:
UPC Europe	41,100	127,100	(26,400)	105,600	(97,700)	46,400	20,600	(1,800)	(32,500)	64,300	73,800
Chile (VTR)	18,200	22,400	10,900	29,000	(7,100)	19,100	—	—	12,000	13,600	3,400
Total Organic Change	59,300	149,500	(15,500)	134,600	(104,800)	65,500	20,600	(1,800)	(20,500)	77,900	77,200

Q3 2013 Adjustments
Acquisition - Switzerland	11,900	10,800	8,100	8,100	8,100	—	—	—	8,100	—	—
Disposition - The Netherlands	—	—	(500)	(800)	—	—	—	—	—	(500)	(300)
Switzerland Adjustments	23,100	—	(1,000)	(1,700)	—	(800)	—	—	(800)	(500)	(400)
Hungary Adjustments	—	—	(3,200)	—	—	—	—	—	—	—	—
Poland Adjustments	—	(2,100)	—	—	1,100	(1,100)	—	—	—	—	—
Net Adjustments	35,000	8,700	3,400	5,600	9,200	(1,900)	—	—	7,300	(1,000)	(700)

Total Adds (Reductions)	94,300	158,200	(12,100)	140,200	(95,600)	63,600	20,600	(1,800)	(13,200)	76,900	76,500

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2013 RGU counts exclude 19,000, 6,100 and 4,700 postpaid mobile subscribers in Poland, Hungary and the Netherlands, respectively. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 105,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 76,100 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 23,000 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 55,300 subscribers within our segment in Austria that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2013, Switzerland's partner networks account for 128,500 Customer Relationships, 252,200 RGUs, 93,500 Digital Cable Subscribers, 92,400 Internet Subscribers, and 66,300 Telephony Subscribers.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.